Exhibit 23.4
Consent of Independent Auditors
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 3, 2010 with respect to the consolidated financial statements of ODL Group Limited in the Registration Statement and related Prospectus of FXCM Inc. dated September 3, 2010.
Ernst & Young LLP
London, England
September 3, 2010